Exhibit 107

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

Cedar Realty Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Transaction Value(1)		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$10,000,00.00	(2)	0.00015310	$1,531.00	(4)
Fees Previously Paid	$9,500,000.00	(3)	0.00015310	$1,454.45	(4)
Total Transaction Value	$19,500,000.00
Total Fees Due for Filing				$2,985.45
Total Fees Previously Paid				$1,454.45
Total Fee Offsets				—
Net Fee Due				$1,531.00

____________

(1)      Calculated solely for purposes of determining the amount of the filing fee.

(2)      This amount represents the $10,000,000.00 increase in the aggregate amount of the Registrant’s offer to purchase.

(3)      This amount represents the previous aggregate amount of $9,500,000.00 of the Registrant’s offer to purchase.

(4)      Calculated at $153.10 per $1,000,000 of the Transaction Value in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, in accordance with the Fee Rate Advisory for fiscal year 2025.